Exhibit 1.2

BY-LAWS OF Y.P.F. SOCIEDAD ANÓNIMA

ARTICLE I

NAME, OFFICES AND DURATION

Section 1 – Name

The Corporation name is YPF SOCIEDAD ANÓNIMA. In the performance of the activities incidental to its corporate purpose and in all legal acts carried out thereby, it shall indistinctly use either its full name or the short form YPF S.A.

Section 2 – Office

The legal domicile of the Corporation shall be located at the City of Buenos Aires, Argentine Republic, notwithstanding which, it may establish regional administrations, delegations, branches, agencies or any other kind of representation within the country or abroad.

Section 3 – Duration

The term of duration of the Corporation shall be of one hundred (100) years as from the registration of these By-laws with the Public Registry of Commerce (Registro Público de Comercio).

ARTICLE II

PURPOSE

Section 4 – Purpose

The Corporation’s purpose shall be to perform, on its own, through third parties or in association with third parties, the survey, exploration and exploitation of liquid and/or gaseous hydrocarbon fields and other minerals, as well as the industrialization, transportation and commercialization of these products and their direct or indirect by-products, including petrochemical products, chemical products, whether derived from hydrocarbons or not, and non-fossil fuels, biofuels and their components, as well as the generation of electrical energy through the use of hydrocarbons, to which effect it may manufacture, use, purchase, sell, exchange, import or export them. It shall also be the Corporation’s purpose the rendering, on its own, through a controlled company or in association with third parties, of telecommunications services in all forms and modalities authorized by the legislation in force after applying for the relevant licenses as required by the regulatory framework, as well as the production, industrialization, processing, commercialization, conditioning, transportation and stockpiling of grains and products derived from grains, as well as any other activity complementary to its industrial and commercial business or any activity which may be necessary to attain its object. To better achieve these purposes, it may set up, become associated with or have an interest in any public or private entity domiciled in the country or abroad, within the limits set forth in these By-laws.

Section 5 – Actions for the achievement of the corporate purpose

a)	To accomplish its purpose, the Corporation may carry out any kind of legal act or transaction, including those of a financial nature but excluding intermediation, which are incidental to its corporate purpose, or related thereto, since for the purpose of fulfilling its purpose, the Corporation has full legal capacity to acquire rights, undertake obligations, and exercise any act not prohibited by the laws or these By-laws.

b)	In particular, the Corporation may:

(i)	Purchase or otherwise acquire real estate, personal property, livestock, facilities and any other class of rights, titles, shares or securities, sell, exchange, assign or dispose of them under any instrument, give them as security and encumber them, including pledges, mortgages or any other real-property interests and constitute ease of ways thereon, become associated with individuals or legal persons, enter into joint ventures and business collaboration agreements.

(ii)	Enter into any kind of agreement and undertake obligations, even loans or other liabilities, with official or private banks, whether national or foreign, international credit institutions and/or organizations of any other nature, accept and grant consignments, commissions and/or agency agreements and grant commercial credits related to its business activities.

(iii)	Issue, in the country or abroad, debentures, corporate bonds, and other debt securities in any currency with or without a security interest, whether special or floating, convertible or not.

ARTICLE III

CAPITAL. SHARES OF STOCK

Section 6 - Principal

a)	Amount of capital stock: The capital stock is fixed in the amount of THREE THOUSAND NINE HUNDRED THIRTY-THREE MILLION ONE HUNDRED AND TWENTY-SEVEN THOUSAND NINE HUNDRED AND THIRTY ($ 3,933,127,930) fully subscribed and paid in, represented by THREE HUNDRED NINTY-THREE MILLION THREE HUNDRED AND TWELVE THOUSAND SEVEN HUNDRED NINETY-THREE (393,312,793) book-entry shares of common stock, of TEN PESOS ($10.00) nominal value each, entitled to one vote per share.

b)	Classes of shares of common stock: The capital stock is divided into four classes of shares of common stock as per the following detail:

(i)	Class A shares of stock, only the National Government shall be the holder of class A shares of stock.

(ii)	Class B shares of stock, originally destined to be acquired by holders of Consolidation Bonds of Gas and Oil Royalties or creditors of the Nation on account of gas and oil royalties. Class B shares of stock acquired by a holder of such Bonds other than a Province or the National Government shall become Class D shares of stock.

(iii)	Class C shares of stock, originally destined by the National Government to the Corporation’s employees under the Shared Ownership Program set forth in Act 23,696. Class C shares of stock not purchased by the Corporation’s employees under the Shared Ownership Program shall become class A shares of stock; and

(iv)	Class D shares of stock, thus converted due to the transfer of class A, B or C shares of stock to any person in accordance with the following rules:

•

Class A shares of stock transferred by the National Government to any person shall become class D shares of stock, except for transfers to the Provinces, if previously authorized by law, in which case they shall not change their class.

•	Class B shares of stock that the Provinces transfer to any person other than a Province shall become class D shares of stock.

•	Class C shares of stock that are transferred to third parties beyond the Shared Ownership Program shall become class D shares of stock.

•

Class D shares of stock shall not change to other classes by virtue of the subscription or acquisition thereof by the National Government, the Provinces, other public legal entity or by the personnel participating in the Shared Ownership Program.

c)	Class A special rights: The affirmative vote of class A shares of stock, whatever the percentage of capital stock that such class of shares represents, shall be required so that the Corporation validly resolves to:

(i)	Determine the merger with another or other companies;

(ii)	Accept that the Corporation, through the acquisition of its shares by third parties, shall become subject to a takeover, whether consented or hostile, representing the holding of more than fifty percent (50%) of the capital stock of the Corporation;

(iii)	Transfer to third parties all of the exploitation rights granted within the framework of Act 17,319, its supplementary and regulatory rules, and Act 24,145, for it to determine the full suspension of the exploration and exploitation activities of the Corporation;

(iv)	Determine the voluntary dissolution of the Corporation.

(v)	Transfer the corporate or fiscal domicile of the Corporation outside the Argentine Republic.

Besides, the prior enactment of a national law will be required to resolve favorably on paragraphs (iii) and (iv) above.

d)	Preferred shares of stock: The Corporation may issue preferred shares with or without voting right, which shall be divided into classes A, B, C, and D. The same rules on ownership and conversion set forth in subsection b) above for the same class of shares of common stock shall be applied to each class of preferred stock. When preferred shares of stock exercise their voting right (whether temporarily or permanently), they shall do so as members, to such effect, of the class they belong to.

e)	Capital Increases: The capital may be increased up to five times its original amount by resolution passed at the regular shareholders’ meeting, in accordance with the provisions of section 188 of Act 19,550, such limit being ruled out if the Corporation is authorized to make a public offering of its shares of stock. The regular shareholders’ meeting shall establish the nature of the shares to be issued on account of the capital increase, pursuant to the conditions set forth in these By-laws, it being able to delegate to the Board of Directors the power to set the time of issuance, as well as the determination of the payment terms and conditions of the shares, being also empowered to carry out any other delegation authorized by law. The issuance of shares of preferred or common stock shall be carried out per classes, respecting the proportion existing among the different classes as of the date of issuance, without prejudice to the modifications that may subsequently be derived from the exercise of the preemptive and accretion rights, as provided for in section 8 hereof.

Section 7 - Transfer of stock

a)	Book-entry stocks: Shares shall not be represented by certificates. Instead, they shall be book-entry shares and shall be recorded in accounts kept under their holder’s names in the Corporation, commercial banks, investment banks or securities clearing houses as authorized by the Board of Directors. Shares of stock shall be indivisible. Should there be co-ownership, the representation to exercise the rights or the fulfillment of obligations shall be unified.

b)	Transfer of class A or C shares: Any transfer of class A shares carried out in breach of the provisions of the last paragraph of section 8 of Act 24,145, or of class C shares carried out in breach of the rules of the Shared Ownership Program or the relevant General Transfer Agreement notified by effective means to the Corporation, shall be null and void and shall not be acknowledged by the Corporation.

c)	Information duty: Any person who shall, directly or indirectly, acquire by any means or instrument, class D shares, or which upon transfer shall be converted into class D, or securities of the Corporation of any type that may be convertible into class D shares (including, within the meaning of the term “securities”, but without limitation, debentures, corporate bonds, and stock coupons), which shall grant control over more than three per cent (3%) of the class D shares, shall notify the Corporation within five (5) days as from the acquisition that caused such excess, and report such circumstance to the Corporation, notwithstanding the compliance of the additional measures imposed by the applicable regulations on capital markets for this kind of event. The information referred to above shall also include the transaction date, the price, the number of shares purchased and the intent of the purchaser to acquire a larger stake or to take over control of the corporate will. If the purchaser is made up of a group of individuals, it shall be bound to identify the members composing the group. The information herein provided for shall be furnished in relation to acquisitions carried out after the one informed first, when the limit on the amounts of class D shares indicated in the latest information shall be exceeded again in accordance with the provisions hereunder.

d)	Takeover: If the terms of subsections e) and f) of this section are not complied with, it shall be forbidden to acquire shares or securities of the Corporation, whether directly or indirectly, by any means or instrument (including within the meaning of the term “securities”, without limitation, debentures, corporate bonds and stock coupons) convertible into shares if, as a result of such acquisition, the purchaser becomes the holder of, or exercises the control of, class D shares of stock of the Corporation which, in addition to its prior holdings of such class (if any), represent, in the aggregate, FIFTEEN PERCENT (15%) or more of the capital stock, or TWENTY PERCENT (20%) or more of the outstanding class D shares of stock, if the shares representing such TWENTY PERCENT (20%) constitute, at the same time, less than FIFTEEN PERCENT (15%) of the capital stock.

Notwithstanding the foregoing: (i) acquisitions by the person already holding, or the person already exercising control of, shares representing more than FIFTY PERCENT (50%) of the capital stock shall be excluded from the provisions of subsections e) and f) of this section; and (ii) any subsequent acquisitions by any person already holding, or any person already exercising the control of, shares representing FIFTEEN PERCENT (15%) or more of the capital stock, or TWENTY PERCENT (20%) or more of outstanding Class D shares, if the shares representing such TWENTY PERCENT (20%) constitute, at the same time, less than FIFTEEN PERCENT (15%) of the capital stock, provided the shares the purchaser already holds or becomes a holder of (including the shares it held prior to the acquisition and those it acquired by virtue thereof) do not exceed FIFTY PERCENT (50%) of the capital stock, shall be excluded from the provisions of subsection e) paragraph (ii) and subsection f) of this section.

Acquisitions referred to in this subsection d) are called “Takeovers”.

e)	Requirements: The person wishing to a Takeover (hereinafter called “the Bidder”) shall:

(i)	Obtain the prior consent of the special shareholders’ meeting of class A shareholders; and

(ii)	Arrange a takeover bid for the acquisition of all the shares of all classes of the Corporation and all securities convertible into shares.

Any decision passed at special shareholders’ meeting of Class A shares regarding the matters provided for in this subsection e) shall be final and shall not entitle any of the parties to claim any kind of compensation.

f)	Takeover Bid: Each takeover bid shall be conducted in accordance with the procedure herein stipulated and, to the extent that applicable regulations in the jurisdictions where the takeover bid takes place and the provisions of the stock exchanges where the Corporation’s shares and securities are listed impose additional or stricter requirements than the ones provided hereunder, such additional or stricter requirements shall be complied with in the stock exchanges or markets where they are applicable.

(i)

The Bidder shall notify the Corporation in writing about the takeover bid at least fifteen business days in advance to the starting date thereof. The Corporation shall be notified about all terms and conditions of any agreement or memorandum of understanding that the Bidder might have entered into or might intend to enter into with a holder of shares of the Corporation whereby, if such agreement or memorandum of understanding were executed, the Bidder would be in the situation described in the first paragraph of subsection d) of this Section (hereinafter called “Prior Agreement”). Such notice shall include the following minimum information:

(A)	The Bidder’s identification, nationality, domicile, and telephone number;

(B)	If the Bidder is made up by a group of persons, the identification and domicile of each Bidder of the group and of the managing officer of each person or entity making up the group;

(C)	The consideration offered for the shares of stock and/or securities. If the takeover bid is subject to the condition that a certain number of shares be acquired, such minimum number shall be indicated;

(D)	The scheduled expiration date of the takeover bid period, whether it can be extended, and if so, the procedure therefor;

(E)	A statement by the Bidder indicating the exact dates before and after which the shareholders and security holders, who subjected them for sale subject to the takeover bid regime, shall be entitled to withdraw them, how the shares and securities thus subjected to sale shall be accepted, and in accordance to which the withdrawal of the shares and securities from sale under the takeover bid regime shall be carried out;

(F)	A statement indicating that the takeover bid shall be open to all shareholders and holders of securities convertible into shares of stock;

(G)	Any additional information, including the Bidder’s accounting statements, as the Corporation may reasonably request or which may be necessary so as to avoid the above-mentioned notice from leading to wrong conclusions or when the information submitted is incomplete or insufficient.

(ii)

The Board of Directors shall call special meeting of class A shares of stock, by any effective means, to be held ten business days following the receipt by the Corporation of the notice indicated under paragraph (i), for the purpose of considering the approval of the takeover bid, and it shall submit to such meeting its recommendation in that regard. If the meeting is not held despite the call, or if it is held but the takeover bid is rejected, the latter shall not be carried out, nor shall the Prior Agreement, if any, be executed.

(iii)	The Corporation shall send by mail to each shareholder or holder of securities convertible into stock, at the Bidder’s cost and expense, and with reasonable due diligence, a copy of the notice delivered to the Corporation in accordance with the provisions of paragraph (i). The Bidder shall make an advance payment to Corporation of the funds required for such purpose.

(iv)	The Bidder shall send by mail or otherwise deliver, with reasonable due diligence, to each shareholder or holder of securities convertible into stock who shall so request, a copy of the notice delivered to the Corporation and shall publish a notice containing substantially the information stated in paragraph (i), at least once a week, starting on the date such notice is served on the Corporation pursuant to paragraph (i) and ending upon the expiration date of the takeover bid. Subject to the applicable legal provisions, this information shall be published in the business section of the major newspapers of the Argentine Republic, in the City of New York, U.S.A. and any other city where the shares shall be listed.

(v)	The consideration for each share of stock or security convertible into stock payable to each shareholder or security holder shall be the same, in cash, and shall not be lower than the highest of the following prices of each class D share of stock or security convertible into a class D share:

(A)	the highest price per share or security paid by the Bidder, or on behalf thereof, in relation to any acquisition of class D shares of stock or securities convertible into class D shares of stock within the two-year period immediately preceding the notice of Takeover, adjusted as a consequence of any division of shares, stock dividend, subdivision or reclassification affecting or related to class D shares of stock; or

(B)	The highest closing price, at the seller’s rate, during the thirty-day period immediately preceding such notice, of a class D share of stock as quoted by the Buenos Aires Stock Exchange, in each case as adjusted as a consequence of any division of shares, stock dividend, subdivision or reclassification affecting or related to class D shares of stock; or

(C)	A price per share equal to the market price per class D share of stock determined as stated in paragraph (B) herein multiplied by the ratio between: (a) the highest price per share paid by the Bidder, or on his behalf, for any class D share of stock, in any share acquisition of this class within the two-year term immediately preceding the notice date indicated in paragraph (i), and (b) the market price for class D share of stock on the day immediately preceding the first day of the two-year period in which the Bidder acquired any type of interest or right in a class D share of stock. In each case the price shall be adjusted taking into account the subsequent division of shares, stock dividend, subdivision or reclassification affecting or related to class D; or

(D)	The Corporation’s net income per class D share during the last four complete fiscal quarters immediately preceding the notice date indicated in paragraph (i), multiplied by the higher of the following ratios: the price/income ratio for that period for class D shares of stock (if any) or the highest price/income ratio for the Corporation during the two-year period immediately preceding the notice date indicated in paragraph (i). Such multiples shall be determined by applying the regular method used by the financial community for computing and reporting purposes.

(vi)	The shareholders or security holders that have subjected them to the takeover bid may withdraw them from the bid before the date established for the expiration of such bid.

(vii)

The takeover bid shall be open for a minimum term of TWENTY (20) days and a maximum term of THIRTY (30) days as from the date the bid was authorized by Comisión Nacional de Valores de Argentina (Argentine Securities Exchange Commission).

(vii)	The Bidder shall acquire all shares and/or securities convertible into stock that before the expiration date of the takeover bid are set on sale in accordance with the regime ruling takeover bids. If the number of such shares or securities is lower than the minimum number to which the Bidder conditioned the takeover bid, the Bidder may withdraw it.

(ix)	If the Bidder has not set a minimum number as a condition to the takeover bid as stated in paragraph (i) (C) of this subsection, once this procedure has finished, the Bidder may execute the Prior Agreement, if any, whatever the number of shares of stock and/or securities purchased thereby under the regime regulating takeover bids. If he has set that minimum number, the Bidder shall execute the Prior Agreement only if the minimum number required under the regime ruling takeover bids has been exceeded. The prior agreement shall be executed within thirty days as from the closing of the takeover bid, otherwise, it shall be necessary to repeat the procedure provided for in this section to execute it.

If there existed no Prior Agreement, the Bidder, in the afore-mentioned cases and opportunities where such Prior Agreement could be executed, may purchase freely the number of shares of stock and/or securities that he reported to the Corporation through the communication set forth in paragraph (i) of this subsection, provided the Bidder has not purchased such number of shares of stock and/or securities under the takeover bid regime.

g)	Related transactions: Any merger, consolidation or any other combination leading to substantially the same effects (hereinafter called “the Related Transaction”) comprising the Corporation or any other person (hereinafter “the Interested Shareholder”) that has previously carried out a Takeover, or having for the Interested Shareholder the effects, regarding the holding of class D shares of stock, of a Takeover, shall only be performed if the consideration to be received by each shareholder from the Corporation in such Related Transaction is equal for all shareholders and not lower than:

(i)	The highest price per share of stock paid by or on account of such Interested Shareholder in relation to the acquisition of:

(A)	Shares of the class to be transferred by the shareholders in such Related Transaction (hereinafter called “the Class”), within the two-year period immediately preceding the first public announcement of the Related Transaction (hereinafter called “the Announcement Date”), or

(B)	Shares of the Class purchased by said Interested Shareholder in any Takeover.

In both cases as adjusted by virtue of any stock division, share dividend, subdivision or reclassification affecting or related to the class.

(ii)	The highest closing price, at the seller’s rate, during the thirty-day period immediately preceding the announcement date or the date of purchase of the shares of the Class by the Interested Shareholder in any Takeover, of a share of the Class as quoted at the Buenos Aires Stock Exchange, adjusted by any division of shares, stock dividend, subdivision or reclassification affecting or related to the Class.

(iii)	A price per share equal to the market price of a share of the Class determined as established in subsection (ii) of this section multiplied by the ratio between: (a) the highest price per share paid by the Interested Shareholder or on his behalf, for any share of the Class, in any acquisition of shares of the Class within the two-year period immediately preceding the Announcement Date, and (b) the market price per share of the Class on the day immediately preceding the first day of the two-year period in which the Interested Shareholder acquired any type of interest or right in a share of the Class. In each case the price shall be adjusted taking into account the subsequent division of shares, stock dividend, subdivision or reclassification affecting or related to the Class.

(iv)	The net income of the Corporation per each share of the Class during the last four complete fiscal quarters immediately preceding the Announcement Date, multiplied by the higher of the following ratios: the price / income ratio for that period for the shares of stock of the Class (if any) or the highest price / income for the Corporation in the two-year period immediately preceding the Announcement Date. Such multiples shall be determined using the regular method used by the financial community for their computation and reporting.

h)	Breach of Requirements: Shares of stock and securities acquired in breach of the provisions of subsections 7 c) through 7 g), both included, of this section,

shall not grant any right to vote or collect dividends or other distributions that the Corporation may carry out, nor shall they be computed to determine the presence of the quorum at any of the shareholders’ meetings of the Corporation, until such shares of stock are sold, in the case the purchaser has obtained the direct control of YPF, or until the purchaser loses the control of the YPF’s parent company, if the takeover has been indirect.

i)	Construction: For the purposes of section 7, the term “indirectly” shall include the purchaser’s parent companies, the companies controlled by it or that would end up under the control thereof as a consequence of the Takeover, Takeover Bid, Prior Agreement, or Related Transaction, as the case may be, that would grant at the same time the control of the Corporation, the companies submitted to the common control of the purchaser and other persons acting jointly with the purchaser; likewise, the holdings a person has through trusts, American Depositary Receipts (“ADR”) or other similar mechanisms shall be included.

The Corporation is not adhered to the Optional Statutory Regime for the Mandatory Acquisition of Shares in a Takeover Bid (Régimen Estatutario Optativo de Oferta Pública de Adquisición Obligatoria) under the regulations of section 24 of Decree 677/01.

Section 8 – Preemptive right

a)	General rules: The holders of each class of common or preferred stock shall be entitled to a preemptive right in the subscription of the shares of stock of the same class to be issued, pro rata their holdings. This right shall be exercised under the conditions and terms established in the applicable Law and regulations. The conditions of issuance, subscription and payment of class C shares of stock may be more advantageous for their purchasers than the ones provided for the rest of the shares; however, under no circumstances shall they be more onerous. Any preemptive right holder, whatever the class of stock originating it, may assign it to any third party, in which case the share of stock entitled to such preemptive right shall become or consist of a class D share of stock.

b)	Accretion Right: The accretion right shall be exercised within the same period fixed for the preemptive right, and with respect to all classes of shares that have not been initially subscribed. To such purposes:

(i)	Class A shares that have not been subscribed in exercise of the preemptive right of by the National Government shall be converted into class D shares and shall be offered to the shareholders of such Class that have expressed their intention to exercise their accretion right with respect to non-subscribed class A shares;

(ii)	Class B shares that have not been subscribed by the Provinces in exercise of their original preemptive rights, for failure to exercise such right or due to the assignment thereof, shall be allocated to the Provinces having subscribed class B shares and having expressed their intention to exercise their accretion right, and the balance shall be converted into class D shares to be offered to class D shareholders who have expressed their intention to exercise their accretion right with respect to non-subscribed class B shares;

(iii)	Class C shares that have been subscribed by the persons comprised in the Shared Ownership Program in exercise of their original preemptive rights, due to failure to do so or to assignment thereof, shall be assigned to those persons comprised in such regime that have subscribed class C shares and have stated their intention to exercise their accretion right, and the balance shall be converted into class D shares to be offered to shareholders of that class who have stated their intention to exercise their accretion right with respect to non-subscribed class C shares;

(iv)	Class D shares not subscribed in exercise of the preemptive rights incidental to that class of shares shall be assigned to the subscribers of that class who have stated their intention to exercise their accretion right;

(v)	The remaining class D shares shall be assigned to shareholders of other classes who have stated their intention to exercise their accretion right.

c)	Limits: The preemptive and accretion rights set forth in the preceding paragraphs shall only exist provided they are required by the corporate legislation in force at the time or that they are necessary to comply with the applicable provisions of Acts 23,696 and 24,145.

Section 9 – Public and private offering. Revoked

ARTICLE IV

CORPORATE BONDS, PROFIT SHARING STOCK (“BONOS DE PARTICIPACIÓN”) AND OTHER SECURITIES

Section 10 – Securities the Corporation may Issue

a)	Corporate bonds: The Corporation may issue corporate bonds, whether convertible or not. When it is required by law that the issuance of corporate bonds be decided by the shareholders’ meeting, said meeting may delegate all or some of the issuance conditions to the Board of Directors.

b)	Other securities: The Corporation may issue preferential right securities (“bonos de preferencia”) and other securities authorized by the applicable law. The preferential right securities shall grant their holders the preemptive subscription right in the event of capital increases decided in the future and up to the amount that such securities shall allow. In the subscription of such securities and other convertible securities, the shareholders shall have the preemptive right under the terms and in the cases established in section 8 of these By-laws.

c)	Conversion into class D: Any convertible security issued by the Corporation shall grant the conversion right only into class D shares of stock. Its issuance shall be authorized at a special meeting of class D shareholders.

ARTICLE V

ADMINISTRATION AND MANAGEMENT

Section 11 – Board of Directors

a)	Number: The administration and management of the Corporation shall be in the hands of a Board of Directors composed of at least eleven (11) and not more than twenty-one (21) regular Directors, as may be decided at the Shareholders’ Meeting, who shall be appointed to serve for a term of 1 to 3 fiscal years, as may be decided at the Shareholders Meeting in each case, and may be reelected indefinitely, notwithstanding the provisions of subsection e) of this section.

b)	Alternate directors: Each class of shares shall appoint an equal or lower number of alternate directors than the number of regular directors it is authorized to appoint. Alternate directors shall fill the vacancies within their respective class in the order of their appointment upon the occurrence of such vacancy, whether by absence, resignation, license, incapacity, disability or death, prior acceptance by the Board of the grounds for substitution, should it be temporary.

c)	Appointment: Directors shall be appointed by the majority vote within each of the classes of ordinary shares of stock, as indicated below:

(i)	class A shall appoint a regular and an alternate director provided there exists at least one class A share;

(ii)	The appointment of the other regular and alternate directors (which shall in no case be lower than six regular directors and an equal or lower number of alternate directors) shall correspond to class D. Classes B and C shall cast their votes together with class D shares at the special meeting of shareholders of such class called for the appointment of Directors;

(iii)	at Class D special meetings of shareholders called for the appointment of directors, directors may be elected by cumulative voting in compliance with provisions of section 263 of Act 19,550, even when such meeting is attended by holders of shares A, B or C as afore-mentioned.

d)	Absence of a class: If no shares of a given class entitled to vote in the election of directors of a class of shares are present at a meeting held on second call for the appointment of directors, then the directors of such class shall be elected by the shareholders of the remaining classes voting jointly as if they belonged to a single class, except when the absence of shareholders shall occur at meetings of Class A, B or C shareholders, in which case the statutory auditor elected by class A shares or jointly by classes A, B and C, as appropriate pursuant to the provisions of section 21, subsection b), shall appoint the regular and alternate directors of those classes that are absent.

e)

Staggered Appointment: Directors shall be appointed for the term decided at the meeting as provided for in section11, subsection a), except when directors are appointed to complete the term of office of the directors being replaced.

f)	Candidate nomination: Each meeting at which directors for class D shares are to be elected, any class D shareholder or group of shareholders holding more than three per cent (3%) of the capital represented by class D shares, may request that all shareholders of such class be sent a list of the candidates to be proposed by such shareholder or group of shareholders at the meeting of such class for the election thereof. In the case of depositary banks having shares registered in their name, these provisions shall apply with respect to the beneficiaries. Likewise, the board of directors may propose candidates for the office of directors to be elected at the shareholders’ meetings of the respective classes, whose names shall be notified to all shareholders together with the lists proposed by the shareholders first above-mentioned. The preceding provisions shall not prevent any shareholder present at the meeting from proposing candidates not included in the nominations notified by the Board. No proposal for the election of directors for any of the classes may be made, prior to the meeting or during the course thereof, unless the written acceptance of the offices by the nominated candidates is presented to the Corporation.

g)	Manner of election: Notwithstanding the provisions related to cumulative voting set forth in paragraph (vi), subsection c) of this Section, class D Directors shall be elected by voting a whole list provided no shareholder shall object thereto; otherwise, it shall be carried out individually. The list or person, as the case may be, shall be considered elected when it has obtained the absolute majority vote of class D shares of stock present at the meeting. Should no list obtain a majority vote, a new voting shall take place in which the two lists or persons receiving the higher number of votes shall participate, and the list or person obtaining the higher number of votes shall be deemed elected.

h)	Removal: Subject to the requirements of applicable quorums, each class, by a majority vote of the shares of the class present at the meeting, may remove the directors elected thereby, provided the removal has been included in the agenda.

Section 12 – Performance Bond

Each Regular Director shall furnish a bond for the amount of at least ten thousand

Pesos ($ 10,000) or its equivalent, which may consist of securities, sovereign bonds or amounts of money in domestic or foreign currencies deposited with financial institutions or securities clearing houses, to the order of the Corporation, or sureties or bank guaranties, or surety bonds or third party insurance to the name of the Corporation, which cost shall be borne by each Director; no bond shall be furnished by depositing funds in the corporate safe deposit box. When the bond is furnished by depositing securities, sovereign bonds or sums of money in domestic or foreign currencies, the conditions under which such deposits are made shall ensure their unavailability during the course of any liability claims against him. Alternate Directors shall only furnish the mentioned bond in the event of taking office in replacement of a regular Director to complete the relevant term or terms of office.

Section 13 – Vacancies

Statutory auditors may appoint directors in the event vacancies, who shall hold office until the election of new Directors at the shareholders meeting. The statutory auditor appointed by Class A shares shall appoint one Director for Class A shareholder, following consultation with Class A shareholder, and the statutory auditors appointed by Class D shares shall appoint Directors for such class.

Section 14 – Remuneration

a)	Non-executive members: The duties of non-executive Board members shall be compensated pursuant to the resolution passed annually at the regular meeting in global terms and shall be distributed in equal parts among them, whereas among alternate directors, such distribution shall be made pro rata the term during which they replaced such regular members. The meeting shall authorize the amounts that may be paid on account of such fees during the current fiscal year, subject to the approval at the meeting at which such fiscal year shall be considered.

b)

Executive members: The Corporation directors performing executive, technical and administrative functions or special assignments shall receive a remuneration for such duties or assignments which shall be in line with those prevailing in the market, and which shall be fixed by the Board, with abstention of the above-mentioned. Such remunerations, together with those of the whole Board, shall be subject to the approval of the shareholders’ meeting, pursuant to the system provided for by section 261 of Act. 19,550.

c)	General rule: Directors’ remunerations set forth in the foregoing subsections a) and b) shall comply with the limits provided for by section 261 of Act 19,550, except for the case provided for in the last paragraph of such section.

Section 15 – Meetings

The Board shall meet at least once a quarter, and may be called by the Chairman of the Board of Directors, or his replacement, whenever he shall deem it convenient. Likewise, the Chairman of the Board, or his replacement, shall call a meeting of the Board at any of the director’s request. In this case, the meeting shall be called by Chairman of the Board, and the meeting shall be held within a term of five days as from the request receipt; otherwise, the meeting may be called by any of the directors. The Meetings of the Board of Directors shall be called by written notice and shall include the agenda. However, items not included in the agenda may be considered in the event of urgent matters occurring after the call.

Section 16 – Quorum and majorities

At the meetings, the Board may transact business with the members present thereat, or communicated with one another by other means of simultaneous transmission of sound, images or words. The Board shall be presided over by the Chairman of the Board of Directors, or his replacement, and the signing of the minutes may be delegated by those who attend the meeting from another place to the members present at the meeting. The absolute majority of the board members shall constitute a quorum for the transaction of business, considering the attendance of participating and present members as well as those communicated with one another from another place. The attendance and participation of the members present and of the members attending the meeting from another place shall be entered in the minutes. If at a regularly called meeting, after one hour of the time fixed in the meeting notice the quorum shall not be present, the Chairman of the Board, or his replacement, may invite the alternate directors of the classes corresponding to those absent at the meeting to join the meeting until the minimum quorum shall be present or may call the meeting to another date. Notwithstanding the above, in the event the absences shall not affect the quorum, the board may invite the alternate directors of the corresponding classes to join the meeting. The Board shall adopt resolutions by the majority vote of the members present at the meeting and of those participating thereat from another place. The Statutory Committee shall register in the Board Minutes the adoption of resolutions according to the appropriate procedure. The Chairman of the Board, or his replacement, shall, in all cases, be entitled to vote and double vote should the ballots result in a tie. Absent directors may authorize another director to vote on their behalf, provided the quorum shall be present, in which case no alternate directors shall join the meeting in replacement of the directors granting such authorization. Minutes shall be prepared and signed within FIVE (5) business days from the date on which the meeting was held by the present members of the Board and by the representative of the Statutory Committee.

Section 17 – Powers of the Board of Directors

The Board of Directors shall have wide powers to organize, conduct and manage the affairs of the Corporation, including those powers which require the granting of special powers of attorney as provided for in Section 1881 of the Civil Code and Section 9 of Decree Law 5965/63. It may specifically operate with all kind of banks, financial companies or public and private credit institutions; grant or revoke special, general, judicial, administrative or other kind of powers of attorney, with or without power of substitution; bring in, prosecute, answer or waive claims or criminal actions, and carry out any other proceedings or legal acts by which the Corporation shall acquire rights or assume obligations, with no further restriction than those arising from the applicable laws, these By-laws or the decisions adopted at the meetings, being empowered to:

(i)	Grant general and special powers of attorney – including those having the purpose set forth in section 1881 of the Civil Code – as well as those authorizing to lodge criminal actions, and to revoke them. For the purposes of filing and answering interrogatories, acknowledge documents in court proceedings, make statements answering charges at the preliminary investigation proceedings or declare at administrative proceedings, the Board shall be allowed to grant powers so that the Corporation be represented by a duly appointed director, manager, or attorney-in-fact.

(ii)	Purchase, sell, assign, grant, exchange and give and accept in gratuitous bailment all kinds of real and personal property, business and industrial facilities, vessels, shipping equipment and aircraft, rights, including trade-marks and letters patent and industrial and intellectual property rights; enter into easement agreements, either as grantor or grantee, mortgages, ship mortgages, pledges or any other security interest and, in general, carry out any and all acts and enter into all the contracts deemed convenient with respect to the Corporate purpose, whether within the country or abroad, including leases for the maximum term established by law.

(iii)	Become associated with individuals or legal persons, in compliance with the legislation in force and these By-laws and enter into joint ventures or business collaboration agreements.

(iv)	Take all the necessary steps before national or foreign authorities for the fulfillment of the Corporation’s purpose.

(v)	Approve staff appointments, appoint general or special managers, fix the compensation levels and working conditions thereof, and any other action related to staff policy, decide promotions, transfers and removals, and apply the penalties that might be applicable.

(vi)	Issue, within the country or abroad, in national or foreign currency, debentures, corporate bonds or bonds guaranteed by a security interest, or by a special or floating guarantee or unsecured, whether convertible or not, pursuant to the legal applicable provisions and with the prior consent of the pertinent shareholders meeting when legally required.

(vii)	Make court or out-of-court settlements in all kind of matters, submit to arbitration proceedings, file and answer all kinds of legal and administrative complaints and assume the capacity as accuser in the competent criminal or correctional jurisdiction, grant all kinds of bonds and extend jurisdictions within the country or abroad, waive the right to appeal and any applicable statutes of limitation, file or answer interrogatories in court, make novations, grant debt reductions or grace periods and, in general, perform all acts for which the law requires a special power of attorney.

(viii)	Carry out all kinds of transactions with banks and financial institutions, including Banco de la Nación Argentina, Banco de la Provincia de Buenos Aires, and other official banking and financial institutions, whether private, semi-private existing within the country or abroad. Perform transactions and take out loans and other liabilities with official or private banks, including those mentioned in the preceding phrase, international credit institutions or agencies or of any other nature, individuals or legal persons domiciled in the country or abroad.

(ix)	Create, maintain, close, restructure or transfer the offices and divisions of the Corporation and create new regional administrations, agencies or branches within the country or abroad; set up and accept representations.

(x)	Approve and submit the Annual Report, Inventory, General Balance Sheet and Statement of Income of the Corporation at the shareholders’ meeting for the consideration thereof, proposing, on an annual basis, the allocation of the Fiscal Year profits.

(xi)	Approve the contracting system of the Corporation, which shall ensure the participation of bidders as well as the transparency and publicity of the bidding process.

(xii)	Decide, if he shall deem it convenient and necessary, the creation of an executive committee and other committees of the Board, determine the functions and performance restrictions thereof within the powers granted by these By-laws and issue the internal rules of procedure thereof.

(xiii)	Approve, if applicable, the appointment of the General Manager and Assistant General Manager, as provided for in section 18 (c).

(xiv)

Resolve all doubts or issues derived from the application of these By-laws, for which purpose the Board of Directors shall be vested with ample powers, all of which shall be reported in due time at the shareholders’ meeting.

(xv)	Issue its own internal rules of procedure.

(xvi)	Request and maintain the quotation, on the domestic and foreign stock and security markets, of its shares of stock and other securities when deemed necessary.

(xvii)	Approve the annual budget, expenditure and investment estimates, the necessary borrowing levels and the annual action plan of the Corporation.

(xviii)	Exercise the other powers granted by these By-laws.

The above list of powers is merely illustrative and not restrictive, and therefore, the Board is vested with all the powers to manage and dispose of the assets of the Corporation and to perform all the acts for the best fulfillment of the corporate purpose, save as otherwise provided for in these By-laws. Such powers may be exercised by attorneys-in-fact specifically appointed to such end, for the purposes and to the extent determined in each particular case.

Section 18 – Chairman and Vice Chairman of the Board of Directors – General Manager – Assistant General Manager

a)

Appointment: The Board shall appoint a Chairman from among the members elected by Class D shares, and it may appoint, as applicable, Vice Chairmen of the Board. In the event of a tie, it shall be decided by the votes cast by the Directors elected by Class D. The Chairman and Vice Chairmen of the Board shall hold office for two (2) fiscal years, provided such term shall not exceed their respective terms of office, and may be indefinitely reelected under such conditions should they be elected or reelected as Directors by Class D. The Chairman of the Board shall also serve as General Manager. He shall be the Corporations’ chief executive officer and shall be responsible for the executive management functions. Should the Chairman of the Board state upon his election, or subsequently thereto, that he does not wish to serve as General Manager, he shall propose the person (who may be a Director or not, but in the first case he shall have been elected by Class D shareholders) who shall hold such office, subject to the Board’s consent. The Chairman of the Board may resume at any time the position as General Manager. The Chairman or the General Manager may propose another person to the Board (who may be a Director or not, but in the first case he shall have been elected by Class D) who, subject to the Board’s approval, shall serve as Assistant General

Manager. The Assistant General Manager shall report directly to the General Manager and shall assist him in the management of the corporate affairs as well as in other executive functions assigned or delegated thereto by the General Manager, whom he shall replace in case of absence or other interim impediment.

b)	Vice Chairmen of the Board: The Executive Vice Chairman of the Board shall replace the Chairman of the Board in case of resignation, death, incapacity, disability, removal or temporary or definite absence of the latter. In all these cases, save in the case of temporary absence, the Board shall appoint a new Chairman of the Board within sixty days as from the date in which the vacancy occurred and in compliance with the provisions of subsection a) of this section. Should there be more than one Vice Chairman, the Chairman’s vacancy shall be filled by the Vice Chairman who has been discharging the functions of the Executive Vice President, and in second place by the eldest Vice Chairman.

c)	When one of the Vice Chairmen is appointed as General Manager or as Assistant General Manager, he shall be called “Executive Vice Chairman”. When the Chairman of the Board serves as General Manager, if the Vice Chairman of the Board does not serve as Executive Vice Chairman, the latter shall only replace the former in the position as Chairman of the Board.

d)	In case of a tie vote in the approval of the General Manager’s or the Assistant General Manager’s designation, it shall be decided by the votes cast by the Directors elected by Class D.

e)	For the purposes of his activities abroad and with respect to the international capital markets, the General Manager shall be appointed as “Chief Executive Officer” and the Assistant General Manager shall be designated as “Chief Operating Officer”. The General Manager and the Assistant General Manager shall be authorized to sign all contracts, commercial papers, public deeds and other public and private documents binding and/or granting rights to the Corporation within the scope of the powers granted by the Board, without detriment to the legal representation corresponding to the Chairman of the Board and the Executive Vice Chairman of the Board, as the case may be, and notwithstanding the other powers and delegations of executing authority as the Board shall decide.

Section 19 – Powers of the Chairman of the Board

The Chairman of the Board, or the Executive Vice Chairman of the Board, in absence of the former, shall have the following rights and duties, in addition to those established in section 18 of these Bylaws:

(i)	To exercise the legal representation of the Corporation in compliance with the provisions of section 268 of Act 19,550 and to comply with and verify the compliance of the laws, decrees, these By-laws and the resolutions adopted by the shareholders’ meeting, the Board and the Executive Committee.

(ii)	To call and preside over all meetings of the Board of Directors, being entitled to vote in all cases and to cast two votes in case of a tie.

(iii)	To serve, if appropriate, as General Manager.

(iv)	To execute public and private documents in the name and on behalf of the Corporation, without detriment to the delegation of executing authority or powers granted by the Board thereto and to the powers which, as the case may be, are vested in the General Manager and Assistant General Manager.

(v)	To perform or order the performance of Board resolutions, without detriment to the powers vested, as the case may be, on the General Manager and Assistant General Manager, and notwithstanding the fact that the Board may decide to undertake on its own behalf the performance of a resolution or functions or powers of a particular nature.

(vi)	To preside over the shareholders’ meetings of the Corporation.

ARTICLE VI

SUPERVISION

Section 20 – Statutory Audit Committee

a)	Number of members: The supervision of the Corporation shall be in the hands of a statutory audit committee composed of three (3) to five (five) regular statutory auditors and three (3) to five (5) alternate statutory auditors, as shall be decided by the shareholders meeting.

b)	Appointment: Class A shares shall appoint one regular and one alternate statutory auditors, provided at last one share of such class shall exist; the remaining regular and alternate statutory auditors shall be appointed by Class D shares. Statutory auditors shall serve for one (1) fiscal year and shall have the powers established in Act No. 19,550 and in the legal regulations in force. Meetings of the Statutory Audit Committee may be called by any of the statutory auditors. The presence of all its members shall be necessary at such meetings and resolutions shall be adopted by a majority vote. The dissident statutory auditor shall have the rights, powers and duties established in Act No. 19,550.

c)	Compensation: Statutory auditors’ compensation shall be fixed at shareholders’ regular meeting within the limits provided for by the legislation in force.

ARTICLE VII

REGULAR MEETINGS OF SHAREHOLDERS

Section 21 – Notice

Shareholders’ regular or special meetings, as the case may be, shall be called for the purpose of considering the matters established in sections 234 and 235 of Act 19,550. Notices of meetings shall be given pursuant to the legal provisions in force.

Section 22 – Publicity

a)	Public notice: Notice of shareholders’ meetings, whether regular or special, shall be published in the Official Gazette (“Boletín Oficial”), in one of the major newspapers in the Argentine Republic and in the reports of the stock and securities exchange markets of the country where the shares of the company shall be listed. Such notice shall be published during the term with the anticipation provided for by legal provisions in force. The Board shall order the publications to be made abroad in order to comply with the rules and practices in force in the jurisdictions corresponding to the stock and exchange markets where the said shares shall be listed.

b)	Other media: The Board may hire the services of companies specialized in the communication with shareholders, and may resort to other media in order to inform them about their points of view regarding the items of the agenda to be submitted for consideration at the shareholders’ meetings being called. The cost of such services and publicity shall be borne by the Corporation.

Section 23 – Proxies

Shareholders may be represented at any meeting by a written proxy granted by private instrument with the shareholder’s signature certified either in court, by a notary public or a bank. The Chairman of the Board of Directors, shall preside over the shareholders’ meetings, or in his absence, they shall be presided over by the person appointed at the meeting.

Section 24 – Decision-making

a)	Quorum and majorities: The applicable quorum and majorities are those provided for in sections 243 and 244 of Act 19,550 according to the nature of the meeting, notice and matters to be considered, except for:

(i)	quorum at special meeting at second call, which shall be deemed validly held whatever the number of shares entitled to vote present thereat;

(ii)	decisions regarding the matters listed in subsection (c) of Section 6, which shall require the affirmative vote of class A shares of stock cast at a Special Meeting;

(iii)	decisions related to the issues listed in subsection (b) below, which shall require, both at meetings on first and second call, a majority equivalent to 75% (seventy-five percent) of the shares entitled to vote.

(iv)	decisions regarding the issues listed in subsection (c) below, which shall require both at first and second call a majority equivalent to 66% (sixty-six percent) of the shares entitled to vote.

(v)	decisions modifying the rights of a class of shares, which shall require the consent of such class given at special meeting;

(vi)	decisions related to the amendment of any provision of these By-laws requiring a special majority, which shall require to such end a special majority; and

(vii)	other cases in which these By-laws require the voting per class or the consent of each of the classes.

b)	The decisions requiring the special majority provided for in paragraph (iii) of the preceding subsection, notwithstanding the consent given by at the Special Meeting of the class which rights are being modified, are the following: (i) the transfer of the corporate office to a foreign country; (ii) a substantial change of the corporate purpose whereby the activity defined in section 4 of these By-laws shall cease to be the main or principal activity of the corporation, (iii) the approval to cancel the listing of shares in the Buenos Aires and New York Stock Exchanges (iv) the Corporation splitting-up into various companies, if as a result thereof at least 25% of the assets of the Corporation are transferred to the resulting companies, even when such percentage shall be reached by successive splitting-ups operated in a one-year term.

c)	The decisions that shall require the special majority provided for in paragraph (iv) of the preceding subsection, notwithstanding the consent given at the Special Meeting of Shareholders by the class of shares the rights of which are being affected, are the following: (i) the amendment of these By-laws when it shall imply (A) modifying the percentages set forth in paragraphs 7 (c) or 7 (d) or (B) or eliminating the requirements set forth in paragraphs 7(e) (ii) 7 (f) (i) (F) and 7 (f) (v) of section 7 in the sense that the public offering shall reach 100% of the shares of stock and convertible securities, shall be payable in cash and shall not be lower than the price resulting form the mechanisms provided therein; (ii) the granting of guarantees in favor of the shareholders of the Corporation, except when the guarantee and the guaranteed obligation shall have been assumed in furtherance of the corporate purpose; (iii) the complete suspension of all refining, commercialization and distribution activities; and (iv) the amendment of the provisions related to the number, nomination, election and structure of the Board of Directors.

d)

Special shareholders’ meetings: Special meetings of classes of shares shall follow the quorum rules provided for regular shareholders’ meetings applied to the total number of outstanding shares of such class. Should the general quorum of all classes of shares be present, any number of shares of the classes A, B and C shall constitute quorum at first and subsequent calls for special meetings of the said classes. Should the holder of all class A shares be the National Government, the special meeting of such class may be replaced by a notice signed by the public officer authorized to vote such shares.

ARTICLE VIII

BALANCE SHEETS AND ACCOUNTS

Section 25 – Fiscal year of the Corporation

a)	Date: the fiscal year of the Corporation shall commence on January 1 of each year and shall close on December 31 of like year. The Inventory, General Balance Sheet and Statement of Income shall be drawn up as of that date according to the pertinent legal regulations and technical accounting standards.

b)	Modification: The fiscal year closing date may be modified by decision passed at the shareholders’ meeting, which shall be registered with the Public Registry of Commerce and notified to the supervisory authorities.

c)	Allocation of profits: The liquid and realized profits shall be allocated as follows:

(i)	Five percent (5%) up to the twenty percent of the capital stock, to the Legal Reserve Fund;

(ii)	To fees payable to the Board of Directors and statutory auditors, as the case may be;

(iii)	To payment of fixed dividends on preferred shares of stock, if any with such preference, and otherwise the unpaid cumulative dividends;

(iv)	The balance, in whole or in part, to dividends in cash to holders of shares of common stock or to contingency Reserve Funds or carried forward to the next fiscal year or to the purpose that the shareholder’s meeting shall determine.

d)	Dividend payment: Dividends shall be paid pro rata the respective holdings, within ninety (90) days as from the approval thereof and the collection right shall revert to the Company upon the expiration of a three (3) year term as from the date they were made available to the shareholders. The shareholders’ meeting, or the Board of Directors, as the case may be, may authorize the payment of dividends on a quarterly basis, provided the applicable provisions are not be infringed.

ARTICLE IX

LIQUIDATION

Section 26 – Applicable rules

Upon the dissolution, liquidation or winding up of the affairs of the Corporation for any cause whatsoever, the pertinent procedures shall be carried out in accordance with the provisions of Chapter I, Article XIII of Act Number 19,550.

ARTICLE X

OTHER PROVISIONS

Section 27

All references made in these By-laws to the “date of these By-laws” shall mean the date on which the By-laws amendment passed by Decree Number 1106/93 is registered with the Public Registry of Commerce.

Section 28 – Provisions applicable to acquisitions by the National Government

(A)	The provisions of subsections e) and f) of Section 7 (with the sole exception of the provisions of paragraph B of the said Section) shall apply to all acquisitions made by the National Government, whether directly or indirectly, by any means or instrument, of shares or securities of the Corporation, 1) if, as a consequence of such acquisition, the National Government becomes the owner, or exercises the control of, the shares of the Corporation, which, in addition to the prior holdings thereof of any class of shares, represent, in the aggregate, at least 49% of the capital stock; or 2) if the National Government acquires at least 8% of class D outstanding shares of stock, while withholding class A shares of stock amounting at least to 5% of the capital stock provided for in subsection (a) of section 6 of these By-laws upon registration thereof with the Public Registry of Commerce. Should class A shares represent a lower percentage than the one previously mentioned, the provisions set forth in point 2) of this Section shall not be applicable. Instead, the general criteria set forth in subsection d) of Section 7 shall apply.

(B)	The purchase offer provided for in the cases contemplated in the preceding points (1) and (2) in A) above shall be limited to the aggregate amount of class D shares of stock.

(C)	The penalties provided for in subsection (h) of Section 7 shall be limited, in the case of the National Government, to the loss of the right to vote, provided the acquisition in breach of the provisions of Section 7 and this section has occurred gratuitously or due to a question of fact or a question of law in which the National Government has acted with the intention and purpose of acquiring shares exceeding the established limits, except if, as a consequence of such acquisition, the National Government becomes the owner of, or exercises the control over at least 49% of the capital stock, or over at least 50% of class D shares of stock. In all other cases, the penalties provided for in subsection h) of Section 7 shall be applied with no kind of limitation whatsoever.

(D)	For the purposes provided for in this section and in subsections e) and f) of section 7, the term “companies” contemplated in paragraph (i) of section 7, in its relevant parts, comprises any kind of entity or organization having a relationship with the National Government of the nature described in the mentioned subsection. The term “securities” as used in this section shall have the scope provided for in subsection d) of section 7. The term “Takeover” used in section 7 is applied to the acquisitions provided for in paragraph (A) of this section 28.

Section 29 – Revoked